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Exhibit 99.1

        New York, January 08, 2003 — Credit Suisse First Boston (CSFB) announced today that it has entered into a definitive agreement to sell its Pershing unit to The Bank of New York Company, Inc. for US$2 billion in cash, together with the repayment of a US$480 million subordinated loan, as well as an additional contingent payment of up to US$50 million based on future performance. The transaction is expected to close in the first half of this year, subject to regulatory approvals and other conditions. Pershing is a global leader in financial services outsourcing solutions and investment-related products with more than 850 clients worldwide.

        Commenting on the transaction, CSFB's Chief Executive Officer and Co-CEO of Credit Suisse Group, John J. Mack, said, "We are pleased to announce an agreement with The Bank of New York on the sale of Pershing. This will allow CSFB to improve the resources available for our core services to clients. Given today's challenging capital market environment, CSFB is focused on enhancing our leading positions in our primary business areas."

        As a result of the transaction, the regulatory capital positions of CSFB and CSG will be enhanced by the elimination of approximately US$500 million in goodwill and an aggregate reduction in risk-weighted assets of approximately US$1.8 billion. The transaction will generate a modest pre-tax loss and an after-tax loss on the sale of approximately US$250 million.

        Pershing's current senior management team will continue to lead the organization. Pershing's Chief Executive Officer, Richard F. Brueckner said, "Pershing has achieved market leadership by delivering a diverse array of high quality financial services outsourcing solutions to leading financial institutions and their investment professionals. Our affiliation with The Bank of New York will position us to offer an even broader range of services on a global basis."

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  Exhibit 99.1